WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	1

EXHIBIT 99

PRESS RELEASE
Contact: Cortney Klein
(302) 571-5253
June 22, 2017	cklein@wsfsbank.com

WSFS Announces New Member Joins the Board of Directors

WILMINGTON, Del. - WSFS Financial Corporation (NASDAQ:WSFS), the parent company of WSFS Bank, today announced the appointment of Chris Gheysens, President & Chief Executive Officer of Wawa, Inc., to its Board of Directors. Mr. Gheysens will stand for election for a three-year term at the April 26, 2018 Annual Shareholders Meeting.
Wawa is a chain of more than 750 convenience stores located in six states and known for their fresh food and beverage and legendary customer service. Wawa is a family and associate-owned, privately-held company. Over 30,000 associates serve over 1.6 million customers every day. The company began in the early 1800’s in New Jersey with an iron foundry and a cotton and textile mill, and eventually migrated to Pennsylvania with the opening of a dairy plant in 1902. As supermarkets became more abundant in the early 1960’s, the concept to design and open Wawa retail stores became a reality with the first store opening in Folsom, PA on April 16, 1964. Today, Wawa ranks 36th on Forbes’ annual ranking of Largest Privately Held Companies and also ranks among the top ten Employee Stock Ownership Programs in the country.

“We are incredibly pleased to have a leader of Chris’ caliber join our Board of Directors,” said Mark A. Turner, President and CEO of WSFS Bank. “His diverse experience and extensive expertise will immediately be an asset to WSFS.”

Mr. Gheysens has served Wawa associates for more than nineteen years and previously held the position of Chief Financial and Administrative Officer from January 2007 to December 2011, with responsibility for all financial, legal and human resource functions. Prior to joining Wawa, Mr. Gheysens worked in the audit practice at Deloitte and Touché, LLP in Philadelphia, Pennsylvania.

Mr. Gheysens graduated from the Villanova University School of Business with a Bachelor of Science in Accountancy in 1993. He obtained his Master of Business Administration from Saint Joseph’s University and was a Certified Public Accountant in New Jersey. He graduated from Saint Augustine Preparatory School located in Richland, New Jersey.
Mr. Gheysens was appointed in 2013 to the Board of Directors for the National Association of Convenience Stores (NACS). He also is the chairperson of the Dean’s Advisory Council for the Villanova School of Business and is a member of the Economic and Community Advisory Committee for the Federal Reserve Bank of Philadelphia. He joined The Children’s Hospital of Philadelphia Board of Overseers in 2014 and has led the formation of their first Corporate Council. He has recently been elected to the Children’s Hospital of Philadelphia’s Board of Trustees.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	2

WSFS Chairman of the Board, Marvin N. Schoenhals, said, “Our companies’ similarly long histories, business models, and commitment to service, values and Associate engagement align bringing depth to our organization. Our Shareholders, Customers and the Communities we serve are fortunate to have Chris join the WSFS Board.”

About WSFS Financial Corporation
WSFS Financial Corporation is a multi-billion dollar financial services company. Its primary subsidiary, WSFS Bank, is the oldest and largest locally-managed bank and trust company headquartered in Delaware and the Delaware Valley. As of March 31, 2017, WSFS Financial Corporation had $6.85 billion in assets on its balance sheet and $17.57 billion in assets under management and administration. WSFS operates from 77 offices located in Delaware (46), Pennsylvania (29), Virginia (1) and Nevada (1) and provides comprehensive financial services including commercial banking, retail banking, cash management and trust and wealth management. Other subsidiaries or divisions include Christiana Trust, WSFS Wealth Investments, Cypress Capital Management, LLC, West Capital Management, Powdermill Financial Solutions, Cash Connect®, WSFS Mortgage and Arrow Land Transfer. Serving the Delaware Valley since 1832, WSFS Bank is one of the ten oldest banks in the United States continuously operating under the same name. For more information, please visit wsfsbank.com.

About Wawa, Inc.
Wawa, Inc., a privately held company, began in 1803 as an iron foundry in New Jersey. Toward the end of the 19th Century, owner George Wood took an interest in dairy farming and the family began a small processing plant in Wawa, PA in 1902. The milk business was a huge success, due to its quality, cleanliness and “certified” process. As home delivery of milk declined in the early 1960’s, Grahame Wood, George’s grandson, opened the first Wawa Food Market in 1964 as an outlet for dairy products. Today, Wawa is your all day, every day stop for freshly prepared foods, beverages, coffee, fuel services, and surcharge-free ATMs. A chain of more than 750 convenience retail stores (over 500 offering gasoline), Wawa stores are located in Pennsylvania, New Jersey, Delaware, Maryland, Virginia and Florida. The stores offer a large fresh food service selection, including Wawa brands such as custom prepared hoagies, freshly-brewed coffee, hot breakfast sandwiches, specialty beverages, and an assortment of soups, sides and snacks. In 2016 Wawa was recognized in Forbes as one of America’s Best Large Employers, a survey-based ranking of employers offering the best associate experiences and strongest opportunities. In 2017 Wawa was the recipient of a Silver Plate Award in the category of Retail & Specialty Foodservice by the International Foodservice Manufacturers’ Association during their 63rd Annual Award Event. Wawa was also designated as a 2017 Best Place to Work for LGBT Equality by the Human Rights Campaign Foundation.

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WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	3